Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS
SECOND QUARTER RESULTS AND ANNOUNCES NEW ANNUAL MEETING
AND RECORD DATES

CHICAGO, August 16 — Continental Materials Corporation (AMEX; CUO) today reported net income of $1,430,000, 89 cents per diluted share for its second quarter, on sales of $43,704,000.  In the prior year’s quarter, net income was $945,000, 58 cents per diluted share on sales of $38,273,000.

All segments except Heating and Cooling reported increased sales for the quarter lead by a 20% increase from the Concrete, Aggregates and Construction Supplies (CACS) segment. The increased CACS volume was primarily due to two large jobs in the southern section of our service area.

Operating income for the 2006 quarter improved to $2,165,000 from $1,167,000 in the 2005 quarter due to the increased volume as well as lower selling and administrative costs. The decreased selling and administrative costs were largely due to the continuing consolidation of functions in the CACS segment into the Colorado Springs office and the timing of some expenditures at the Corporate office.

For the first six months of 2006, net income was $1,129,000, 70 cents per diluted share.  In the prior year, the company reported net income of $657,000, 40 cents per diluted share.

Consolidated sales for the six-month period increased $9,358,000 to $77,388,000.  All segments reported higher sales, with the CACS segment responsible for $7,525,000 of the improved sales. The CACS volume increased for the reasons noted above as well as move favorable weather in Colorado during the first quarter of 2006 as compared to the 2005 period. Similarly, the operating results for the six-month period ended July 1, 2006 improved to $1,710,000 compared to $744,000 for the prior year period as the result of the factors noted above.

The late filing of the Annual Report on Form 10-K necessitated a change in the Company’s record date and date of its Annual Meeting of Stockholders. A new record date of August 18, 2006 has been established, and Continental Materials Corporation’s Annual Meeting of Stockholders will take place on September 13, 2006.

FORWARD-LOOKING STATEMENTS— Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933.  Such forward looking statements are based on the beliefs and estimates of the Company’s management and on assumptions made by, and information available to, the Company’s management at the time such statements were made.  Forward-looking statements are not guarantees of performance.  Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to: weather, interest rates, availability of raw materials and their related costs, national and local economic conditions and competitive forces.  Changes in accounting pronouncements could also alter projected results.  Additional information concerning some of these factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, as supplemented by the Company’s quarterly reports on Form 10-Q.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them, even if new information, future events, or other circumstances have made them incorrect or misleading.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Sales	$43,704,000	$38,273,000	$77,388,000	$68,030,000

Operating income (loss)	2,376,000	1,302,000	1,956,000	964,000

Interest expense, net	(202,000)	(159,000)	(298,000)	(290,000)

Other (expense) income	(9,000)	24,000	52,000	70,000

Income before income taxes	2,165,000	1,167,000	1,710,000	744,000

Provision for income taxes	735,000	222,000	581,000	87,000

Net income	$1,430,000	$945,000	$1,129,000	$657,000

Basic earnings per share	$.89	$.59	$.70	$.41
Average shares outstanding	1,605,000	1,592,000	1,605,000	1,620,000

Diluted earnings per share	$.89	$.58	$.70	$.40
Average shares outstanding	1,605,000	1,633,000	1,605,000	1,660,000